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                                                                    EXHIBIT 10.W

July 9, 2001

Mr. Richard Lieberman
[Address Omitted]

Dear Rick:

     This letter memorializes our meeting of June 25, 2001 wherein I presented to you a proposal to (A) change your participation from the Tier II Executive Severance Plan to the Tier III Senior Management Plan effective immediately,
(B) add $20,000 to your January 1, 2002 payment from the Broad-Based Retention and Incentive Plan and (C) add $26,032 to your Tier III severance payment benefits. At your present annual base salary, your Tier III severance benefits are $273,479, including the additional $26,032.

     Your signature below will not only signify your agreement with the aforementioned proposal, it will also signify your agreement to relinquish all rights, and the pursuit of such rights in any legal proceeding, to any benefits from the Tier II Executive Severance Plan. This change is being implemented to transfer you and other selected participants in the Tier II Executive Severance Plan to the Tier III Senior Management Plan in connection with the termination of the former plan.

     Rick, if you are in agreement with the contents of this letter, please sign where indicated and I will ensure that our records are changed accordingly.

Very truly yours,

/s/ William C. Roche

William C. Roche
Senior Vice President
Human Resources

cc: W. Hallinan

/s/ Richard Lieberman                        7/10/01
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Richard Lieberman                              Date